LETTERHEAD OF KAPLAN GOTTBETTER & LEVENSON, LLP






February 9, 1999

Alfa International Corp
50 South Buckhout Street
Irvington-On-Hudson
New York 10533

Gentlemen:

     We have acted as counsel to Alfa International Corp., a New Jersey corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") with respect to the offering by the Company of 2,000,000 shares (the "Shares") of the Common Stock, $.Ol par value per share, of the Company pursuant to: (i) a certain Consulting Agreement, dated January 20, 1999, between the Company and Messrs. William G. Brown and Gary Todd as principals of Continental International Trading Corp.(the "Plan");
(ii) two Stock Option Agreements, each dated as of January 20, 1999, by and between the Company and William G. Brown (the "Brown Agreements"); (iii) and two Stock Option Agreements, each dated as of January 20, 1999, by and between the Company and Gary Todd (collectively with the Brown Agreements, the "Option Agreements").

     In connection with this opinion, we have examined copies of the Registration Statement, the Plan, the Option Agreements and such other documents and records of the Company as we have deemed necessary.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures thereto, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies and we have relied upon the aforesaid documents with respect to the accuracy of material factual matters contained therein. We have also assumed, without verification, the due authorization, execution and delivery by each party thereto other than the Company of each of the Plan and the Option Agreements and that each of such agreements constitutes the legal, valid and binding obligation of such party, and is enforceable against such party in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the exercise of judicial discretion in accordance with general principles of equity.




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     As to factual matters relevant to our opinion which were not independently established, we have also relied, without independent verification, upon the representations contained in an Officer's Certificate, of even date herewith, Furnished by the President of the Company.

     We have also assumed for the purpose of this opinion that the grants of options under the Plan and the Option Agreements have been or will be made in accordance with the terms and conditions of the Plan and the Option Agreements.

     Based upon the foregoing and subject to the qualifications and limitations herein contained, we are of the opinion that the Shares have been duly authorized and reserved for issuance pursuant to the terms of the Plan and the Option Agreements and that, when issued in accordance with the terms of the Plan and the Option Agreements by all necessary corporate action on the part of the Company, the Shares will be validly issued, fully paid and non-assessable.

     The opinion expressed herein is subject to the following additional Limitations, qualifications and exceptions:

     (a) We disclaim any opinion as to (i) the validity or enforceability of any indemnification and contribution provisions of the Plan or the Option Agreements; and (ii) any provisions relating to choice of governing law, which choice may depend upon factual circumstances and the laws of other jurisdictions.

     (b) We note that we are members of the bars of the States of New York and New Jersey and express no opinion as to the effect on the matters covered herein of the laws of any jurisdiction other than the States of New York and New Jersey and the Federal securities laws of the United States.

     (c) We express no opinion on the validity, binding effect or enforceability under the provisions of the Plan or the Option Agreements: (i) which waive any rights afforded to any party thereto under any statute or constitutional provision; (ii) winch waive broadly or vaguely stated rights or future rights, or waive certain rights or defenses to obligations, in each case, where such waivers are against statutes, laws or public policy; (iii) that provide that injunctive relief or specific performance may be available as a remedy for breach of any of the Plan or the Option Agreements, or(v) the breach of which a court of competent jurisdiction concludes is not material or does not adversely affect the non-breaching party.

     (d) Our opinions on the binding effect and enforceability of any obligation are subject to limitations resulting from the effects of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, arrangement and assignment for the benefit of creditors laws and similar laws or judicially developed doctrines, and (ii) general principles of equity, whether applied by a court of law or a court of equity.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



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     Subject to the foregoing sentence, this opinion is limited to the matters expressly stated herein and is rendered solely for your benefit and may not be quoted or relied upon for any other purpose or by any other person.


                                       Very truly yours

                                       KAPLAN GOTTBETTER & LEVENSON, LLP




                                       By: /s/Kaplan Gottbetter & Levenson, LLP
                                           ____________________________________